INVESTOR RELATIONS: MEDIA RELATIONS:

Quicksilver Resources Inc. Ward Creative Communications, Inc.

Diane Weaver Deborah Buks or Shelley Eastland

(817) 665-4834 (713) 869-0707

FOR IMMEDIATE RELEASE

February 24, 2005

Quicksilver Resources Inc. Provides Operational Update

And Announces 2004 Proved Reserves

2004 Earnings Release Date and Conference Call Announced

FORT WORTH (February 24, 2005) -- Quicksilver Resources Inc. (NYSE:KWK) today provided an operational update regarding both its coal bed methane (CBM) drilling project in Canada and its Barnett Shale project in Texas, and announced year-end 2004 proved reserves.

Canadian CBM

Quicksilver, through its Canadian subsidiary MGV Energy Inc., is currently producing over 40 million cubic feet per day (MMcf/d) (net) in Canada, which is a 38 percent increase over the 29 MMcf/d reported in the October 2004 operations update provided by the company. The CBM wells are performing as expected with higher rates coming from wells north of the Palliser block. Average production rates across the fairway range from 75 thousand cubic feet (Mcf) to 200 Mcf per well per day. Four rigs are currently drilling for the company in Alberta, and the construction of production facilities and infrastructure for the new developments north of the Palliser block are proceeding. The company is on target to exceed 55 MMcf/d of Canadian production by year-end.

Barnett Shale

In the Barnett Shale project, located in north Texas, the company has drilled 12 wells owned entirely by the company and completed seven wells to date, in addition to participating in six non-operated wells. Modifications to fracturing techniques have resulted in improvements in each successive well drilled. Initial production rates from the first wells completed ranged from 600 Mcf/d to 1.8 MMcf/d. Initial production rates from the last four operated wells have ranged from 2.0 to 2.8 MMcf/d, and current production from both operated and non-operated Barnett wells is approximately 11 MMcf/d (gross). The Quicksilver wells are spread over an area stretching from northwest Johnson County to southeastern Hood County, approximately 20 miles in a north-south direction. A projected decline curve example based on actual field production in the immediate vicinity of Quicksilver's current activity has been created and is posted on the Quicksilver website. Assuming an initial production rate of 1.5 MMcf/d, a $5 per Mcf gas price, and a well cost of $1.77 million which includes seismic and leasehold cost, a well of this type should reach payout in 1.6 years. The estimated ultimate recovery of such a well should be 2.5 billion cubic feet of gas equivalent (Bcfe) which includes a contribution of approximately 20 percent from natural gas liquids from this high BTU content gas.

Quicksilver expects to begin construction on the initial phase of its Cowtown Pipeline in the second quarter. Phase one consists of almost 22 miles of 8-inch pipe running from the northwest corner of Johnson County to southern Hood County. This line will gather both Quicksilver and third party gas volumes. In addition, the company will install a natural gas liquids extraction plant which is expected to be operational in the fourth quarter. Total capacity for this plant will be 75 MMcf/d. Quicksilver currently holds 207,000 net acres of leases in the play and has shot more than 80 square miles of three-dimensional seismic. The company expects to shoot more than 100 square miles of additional seismic by year-end.

Glenn Darden, President and CEO, commented, "We are extremely pleased with the progress of both of our large drilling projects. The results from Canada in the coal bed methane are right on target, and the improvements in our Barnett completions are confirming the huge potential of this play. Our technical and operational staff is doing an outstanding job."

Year-end 2004 Proved Reserves

The company announced year-end 2004 proved reserves of 968 Bcfe, an increase of 87 Bcfe over 2003 year-end reserves. The company continued to concentrate on building natural gas reserves, and with the sale of certain oil properties in Wyoming (3.4 million barrels), natural gas reserves, including natural gas liquids, accounted for 94 percent of Quicksilver's total proved reserves at the end of 2004. Seventy-seven percent of the company's 2004 year-end reserves were classified as proved developed. The reserve replacement rate for all sources was 345 percent. This ratio is calculated by dividing proved reserve extensions, discoveries, revisions and purchases of 153 Bcfe by production for the twelve month period of 44 Bcfe.

The reserves, detailed in a report prepared by independent petroleum engineering consultants, included 261 Bcf related to Canadian properties. This is an increase of 78 percent over 2003 reserves of 147 Bcf. The reserves also included 22 Bcf of natural gas and over two million barrels of natural gas liquids or a total of 37 Bcfe from the Barnett Shale drilling. Most of the company drilling in 2004, particularly in Canada, was dedicated to moving proved undeveloped reserves into the producing category.

Fourth Quarter and Full Year 2004 Earnings Release and Conference Call

Quicksilver Resources will release fourth quarter and full year earnings for 2004 on Wednesday, March 9, 2005 after market close. The company's conference call to discuss operating and financial results is scheduled for Thursday, March 10, 2005 at 10:00 a. m. central time.

Quicksilver invites interested persons to participate in the conference call by dialing (877) 313-7932, ID number 3379861 between 9:50 and 9:55 a. m. central time. A digital replay of the conference call will be available at 1:00 p. m. central time the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 3379861. The call will also be broadcast live via Internet webcast on the company's website, www.qrinc.com, linking through the "Investor Relations" page and the "Presentations & Conference Calls" link.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Fort Worth, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver's management, the matters addressed therein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver's financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as other factors disclosed in Quicksilver's filings with the Securities and Exchange Commission.

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